STRATEGIC BUSINESS SERVICES AGREEMENT

This Strategic Business Services Agreement (together with the exhibits and schedules attached hereto, and as amended from time to time, this "Agreement") is made as of September 13, 2019 (the "Effective Date"), by and between

LAZER & LAZER CORPORATION, a company existing under the laws of the Ontario (the "Advisor") and **HIGHTIMES HOLDING CORP.**, a Delaware corporation (the "Company"). Each of the Company and Advisor may be referred to herein as a "Party" and collectively as the "Parties.

WHEREAS the Company wishes to retain the Advisor for the provision of the Services (as defined below);

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. INTERPRETATION

Section 1.01 Definitions.

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the following meanings:

(a) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario.

(b) "Change of Control" means the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the shares of the outstanding voting Equity Securities of the Company, whether by merger, amalgamation, arrangement, consolidation, sale or other transfer of shares of such Equity Securities (other than a merger, amalgamation, arrangement or consolidation where the stockholders of the Company prior to the merger, amalgamation, arrangement or consolidation are the holders of a majority of the Equity Securities of the surviving or continuing entity following such merger, amalgamation, arrangement or consolidation) or (ii) change in the ownership of all or substantially all of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c) "Equity Security" means, in respect of any Person, (i) any capital stock, membership interests or partnership interests, (ii) any security convertible into or exchangeable for any security described in clause (i) of this definition, (c) any option, warrant, or other right to

purchase or otherwise acquire any security described in clauses (i) or (ii), of this definition, and, (d) any other "equity security" within the meaning of the Exchange Act.

(d) "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(e) "Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(f) "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(g) "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(h) "Services" means the services to be provided by Advisor, as set forth on **Exhibit A** attached hereto.

(i) "Transaction" means the occurance of any of the events or transactions contemplated by **Section 3.01** of this Agreement.

ARTICLE II. TERM AND SERVICES.

Section 2.01 Term and Nature of Agreement.

(a) The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years and three months thereafter ("Initial Term"), unless sooner terminated in accordance with the terms herein. The Initial Term shall be subject to renewal for one or more additional terms of twelve (12) months each (each a "Renewal Term" and, together with the Initial Term, the "Term") if one Party gives to the other Party 30 days prior written notice (the {"Renewal Notice") that the first Party wishes to renew this Agreement for an applicable Renewal Term and the other Party agrees to such Renewal Term within such 30 day period following receipt of he Renewal Notice.

(b) This Agreement and the Term may be terminated at any time by either Party pursuant to the provisions of Section 5.08 below.

(c) Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to the such termination or are explicitly set forth herein as surviving any such termination or expiration.

Section 2.02 Services and Nature of Agreement.

(a) Subject to the terms and conditions and for the Term (as defined below) of this Agreement, Advisor shall be engaged to provide the Services to the Company.

(b) The Parties agree that the Services shall be provided by the Representatives of Advisor as set forth on **Exhibit A**. The Parties acknowledge that certain Representatives of Advisor may be engaged by one or more Persons in which Advisor or the shareholders of Advisor have an interest (each, an "Affiliate") to provide the Services; provided, that such Persons are reasonably acceptable to the Company. In addition, in such event, (i) Advisor shall be require as a condition to any such Affiliate providing such Services that each Affiliate be subject to restrictions on confidentiality which inure to the benefit of the Company, are specifically enforceable by the Company and which are at least as restrictive as those contained in this Agreement and in any other agreement between the Company and the Advisor, (ii) Advisor shall be responsible for the compliance by Representatives of the Affiliates with this Agreement and (iii) Advisor shall be responsible for any breaches or defaults hereunder by any such Persons. The obligation to pay compensation to any Representatives of Advisor or Affiliates, as applicable, shall, as between Advisor and the Company, be the sole responsibility of Advisor.

(c) In the event that any Representatives or personnel of the Affiliates are proposed to provide the Services and the Company reasonably determines that it is necessary for the Affiliates to become parties to this Agreement, the Parties and the Affiliates shall execute an addendum and joinder to this Agreement wherein the Affiliates shall be a party hereto and shall be bound by all of the terms and conditions herein, provided, however, that the Parties agree that, in accordance with Section 2.02(b), any compensation payable herein to Advisor shall remain payable solely to Advisor, and Advisor shall be responsible to pay any Reprsentative or personnel of the Affiliate.

(d) The Parties acknowledge and agree that Advisor is not registered as a broker-dealer with the Financial Industry Regulatory Authority ("FINRA") and Advisor covenants that Advisor shall not undertake any activities or provide any services that would require any such registration with FINRA. It is acknowledged and agreed by the Company that Advisor carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable provincial, state and federal securities laws. Advisor shall specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company's securities; (ii) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (iii) engage in due diligence activities; (iv) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (v) handle any funds or securities on behalf of the Company. Advisor shall not receive any compensation hereunder related to any raising of capital or any sale of securities of the Company or related to any other matters that, at any time, would require registration with FINRA or under applicable Canadian provincial securities laws by Advisor or its Representatives.

(e) Notwithstanding anything to the contrary, express or implied, each of the Company and the Advisor hereby acknowledge and agree that this Agreement is non-exclusive and that (i) the Company, on one hand, may engage the service of other consultants, advisors, investment bankers, independent contractors or other Persons to perform services for the

Company or its Affiliates that are similar or identical to the Services being provided by the Advisor for the Company pursuant to this Agreement, and (ii) the Advisor on the other hand, may perform services for other Persons hat are similar or identical to the Services being provided by the Advisor to the Company pursuant to this Agreement

ARTICLE III. COMPENSATION

Section 3.01 Compensation

In consideration for the provision of Services by the Advisor hereunder:

(a) At any time during the Term of this Agreement, if the Company acquires all or substantially all of the Equity Securities or assets of a Person or group of Persons, or sells its Equity Securities to a Person or Group of Persons, in either case, introduced to the Company by the Advisor, in a transaction valued at over $10 million, the Company shall issue to the Advisor that number of Equity Interests in the Company having a value, as the date immediately following closing of the transaction, equal to 2% of the total consideration paid by or to the Company (whether in cash, assets or other property) in connection with such transaction.

(b) At any time during the term of this Agreement, in the event the Company consummates a Change of Control with a Person or Persons introduced to the Company by the Advisor, the Company shall pay to the Advisor in immediately available funds concurrently with the consummation of such Change of Control, a fee equal to 2% of the total consideration paid by the acquiror to the Company or any of its securityholders in such transaction.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Section 4.01 Company's Representations and Warranties.

The Company represents and warrants to the Advisor as set forth in this Section 4.01:

(a) The Company is a corporation duly organized and existing under the laws of the State of Delaware, United States, with the power to own its assets and to carry on its business as presently conducted and has made all necessary or required filings under all applicable corporate, securities and taxation laws or any other laws to which the Company is subject.

(b) The Company has full power, capacity and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, and the Company has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with the provisions hereof.

(c) This Agreement has been executed and delivered by the Company and, assuming it is enforceable against Advisor, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(d) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Company will result in any violation of (i) any of the terms and provisions of the organizational document of the Company; (ii) any agreement or other instrument to which the Company is a party or by which the Company is bound; or (iii) any applicable Law, other than any such violations that would not result in a Material Adverse Effect on the Company.

Section 4.02 Advisor's Representations and Warranties.

Advisor represents and warrants to the Company as set forth in this Section 4.02:

(a) Advisor is a corporation duly organized and existing under the laws of Ontario, Canada, with the corporate power to own its assets and to carry on its business as presently conducted and has made all necessary or required filings under all applicable corporate, securities and taxation laws or any other laws to which the Advisor is subject.

(b) The Advisor has full corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, and the Advisor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement in accordance with the provisions hereof.

(c) This Agreement has been executed and delivered by the Advisor and, assuming it is enforceable against the Company, constitutes a valid and legally binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(d) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Advisor will result in any violation of (i) any of the terms and provisions of the organizational document of the Advisor; (ii) any agreement or other instrument to which the Advisor is a party or by which the Advisor is bound; or (iii) any applicable Law, other than any such violations that would not result in a Material Adverse Effect on the Advisor.

ARTICLE V. ADDITIONAL AGREEMENTS OF THE PARTIES.

Section 5.01 Performance of Services.

The Advisor will diligently and faithfully perform the Services for the Company. Advisor will provide the Services in accordance with the professional and quality standards generally accepted in Advisor's industry. The Advisor shall only disseminate any information relating to the Company with the prior written approval of the Company and shall not in any case disclose any non-public information relating to the Company unless such non-public information is

specifically approved in writing by the Company with respect to the specific non-public information.

Section 5.02 Relationship of the Parties.

(a) Advisor is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Advisor's relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Advisor shall not, nor, as applicable, shall any of its officers, directors, shareholders or agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company's employees. Advisor shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to Advisor hereunder.

(b) This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and Advisor. Advisor's engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c) Advisor shall not have any authority, whether express, implied or apparent, to enter into any contracts or commitments that are or may be binding the Company or to create any obligations or incur any liabilities on behalf of the Company. Advisor shall not act or represent itself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(d) Any person hired by Advisor shall be the employee of Advisor and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Advisor.

Section 5.03 Trade Names and Trademarks.

Advisor agrees that it will use only such trade names, trademarks or other designations of the Company or any simulations thereof as may be authorized in writing by the Company. All such use shall be in accordance with the Company's instructions and any such authorization may be withdrawn or modified at any time. Advisor will, in the event this Agreement is terminated, cease all use of any of the Company's trade names, trademarks or other designations or other simulations thereof. Advisor will not register or attempt to register or assert any right of ownership in any of the Company's trade names, trademarks or other designations or any simulations thereof. Advisor shall immediately notify the Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to the Company, or of any actual or potential infringement by the Company of the rights of any third party.

Section 5.04 Confidentiality.

(a) "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes,

apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, the Company's information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to either Party in the course of the other Party's business.

(b) Advisor agrees that Advisor will not use, disseminate, or in any way disclose any Confidential Information to any person, firm or business, except to the extent necessary for internal evaluations in connection with negotiations, discussions, and consultations with personnel or authorized representatives of the Company, and for any other purpose the Company may hereafter authorize in writing. Advisor agrees that such Advisor shall treat all Confidential Information with the same degree of care as Advisor accords to such Recipient's own confidential information, but in no case less than reasonable care.

(c) The obligations in this Section 5.04, shall not apply to portion of the Confidential Information that Advisor can document: (a) was in the public domain at or subsequent to the time such portion was communicated to Advisor by the Company through no fault of Advisor, (b) was rightfully in Advisor's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Advisor by the Company, (c) was developed by employees or agents of Advisor independently of and without reference to any information communicated to Advisor by the Company, or (d) was communicated by the Company to an unaffiliated third party free of any obligation of confidence.

(d) If Advisor or any of its affiliates or representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Advisor shall promptly notify the Company in writing and shall disclose only that portion of such information which Advisor is advised by its counsel in writing is legally required to be disclosed, provided that Advisor shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(e) This Section 5.04 shall survive any expiration or termination herein for the maximum period permitted by applicable Law.

Section 5.05 Public Announcements.

Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Advisor shall not make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media or any third party without the prior written consent of the Company.

Section 5.06 Further Assurances.

Following the Effective Date and until the expiration or termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

Section 5.07 Dispute Resolution.

(a) If there is any dispute or controversy relating to this Agreement or any of the transactions contemplated herein (each, a "Dispute"), such Dispute shall be resolved in accordance with this Section 5.07.

(b) The Party claiming a Dispute shall deliver to each of the other Party a written notice (a "Notice of Dispute") that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If the Parties are not able to resolve the Dispute within five (5) Business Days of a Party's receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 5.07.

(c) Any arbitration hereunder shall be conducted before a retired judge in accordance with the rules of the JAMS Dispute Resolution Service then in effect. The Company and the Advisor shall jointly select one arbitrator. If the Company and the Advisor cannot reach an agreement on selection of the arbitrator within ten (10) Business Days of commencement of such efforts, the Company and Advisor shall each select one arbitrator, and the third arbitrator so selected shall become the sole arbitrator and resolve the Dispute. The arbitrator will be instructed to prepare in writing as promptly as practicable and provide to the Company and the Advisor such arbitrator's determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrator will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each Party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 5.07, and the fees of the arbitrator shall be shared equally, provided, however, that the arbitrator shall have the power to award costs and expenses in a different proportion.

(d) The arbitration shall be conducted in Los Angeles, California

Section 5.08 Termination; Payment of Compensation Following Termination.

(a) This Agreement may be terminated at any time by either:

(i) mutual written consent of the Company and Advisor; or

(ii) the Company at any time following ninety (90) days from the Effective Date, upon thirty (30) days prior written notice to the Advisor.

(b) Notwithstanding the provisions of this **Section 5.08**, in the event that the Company consummates a Transaction within 12 months following the date of termination of this Agreement with any Person directly or indirectly introduced to the Company by the

Advisor or its Representatives, the Company shall pay to the Advisor, and the Advisor shall be entitled to receive, the entire Compensation payable for such Transaction under **Section 3.01** concurrently with the consummation thereof.

(c) The provisions of this **Section 5.08** shall survive the termination of this Agreement.

ARTICLE VI. GENERAL

Section 6.01 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 6.02 Costs.

Other than as specifically set forth herein, each of the Company and the Advisor will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever related hereto.

Section 6.03 Benefit of the Agreement.

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

Section 6.04 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

Section 6.05 Amendments and Waiver.

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the Parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

Section 6.06 Assignment.

Other than as specifically set forth herein, this Agreement may not be assigned by a Party without the prior written consent of the other Party, which may be withheld by the non-assigning Party in its sole and absolute discretion.

Section 6.07 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one Business Day after deposit with a nationally recognized carrier if sent via overnight delivery; (c) upon receipt of a return receipt if sent via email with return receipt requested or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.07):

If to the Company:

Hightimes Holding Corp.
10880 Wilshire Blvd., Penthouse
Los Angeles, CA 90024
Attention: Adam E. Levin, Executive Chairman
Email: adam@hightimes.com

With a copy, which shall not constitute notice, to:

Michelman & Robinson, LLP
10990 Wilshire Blvd., 19th floor
Los Angeles, CA 90024
Attention: Stephen A. Weiss, Esq.
Email: sweiss@mrllp.com

If to Advisor, to:

Lazer & Lazer Corporation
111 Bedford Road
Toronto, Canada M5R 2K5
Attention: Eric Lazer
Email; Eric@LazerCapital.com

Section 6.08 Remedies Cumulative.

The right and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

Section 6.09 Headings.

The division of this Agreement into Articles, Sections, Exhibits and Schedules and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Exhibits, Schedule or other portion hereof. Unless something in the subject matter or context is inconsistent therewith,

references herein to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules to this Agreement.

Section 6.10 Extended Meanings.

In this Agreement words importing the singular number only include the plural and *vice versa*, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term "including" means "including without limiting the generality of the foregoing, including, without limitation.

Section 6.11 Currency.

Any references to currency herein are to lawful money of the United States.

Section 6.12 Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.

Section 6.13 No Third-party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.14 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys' fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement.

Section 6.15 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

HIGHTIMES HOLDING CORP.

By: ____________________________
Name: Adam E. Levin
Title: Executive Chairman

LAZER & LAZER CORPORATION

By: ____________________________
Name: Eric Lazer
Title: Managing Partner

Exhibit A

Services and Personnel

The Services shall consist of the following:

- Providing general strategic advice and guidance regarding the Company's business, as reasonably requested by the Company.
- Assisting the Company in its efforts to, and making recommendations on how the Company could, enhance the Company's visibility in the financial community.
- Providing financial analysis and general advisory services.
- Providing merger and/or acquisition services to assist the Company in consummating a Transaction.
- Recommending and, as appropriate, introducing the Company to various securities dealers, investment advisors, analysts, funding sources and other members of the financial community with whom the Advisor has established relationships.
- Providing ongoing analytical support on market and industry trends.
- Performing such other activities as mutually agreed to by the Company and the Advisor.

The Services shall be provided by the following Representatives of Advisor or Affiliate, if applicable, as set forth in Section 2.02.

- Eric Lazer
- Dean Lazer
- Greg Lipschitz